PRESS RELEASE

Date:	July 17, 2003

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Second Quarter 2003 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the second quarter ended June 30, 2003 was $2.4 million, or $.49 for basic and $.47 for diluted earnings per share. This compared to net income for the comparable period in 2002 of $2.0 million, or $.35 for basic and $.34 for diluted earnings per share. The 38.2% increase in diluted earnings per share was a result of share repurchases and increased earnings during the quarter. Annualized return on assets was 1.21% and return on equity was 10.15% for the second quarter of 2003 compared to 1.07% and 7.71% respectively, for the same period of last year.

Net income for the six months ended June 30, 2003 was $4.5 million or $.89 for basic and $.86 for diluted earnings per share. This compared to net income for the comparable period in 2002 of $3.9 million or $.67 for basic and $.66 for diluted earnings per share. The 30.3% increase in diluted earnings per share was a result of share repurchases and increased earnings during the period. Annualized return on assets was 1.14% and return on equity was 9.41% for the first half of 2003 compared to 1.01% and 7.37% respectively, for the same period of last year.

Assets totaled $799.9 million at June 30, 2003, an increase from December 31, 2002 of $24.1 million. Loans, excluding loans held for sale, increased $29.9 million or 4.6%. Consumer loans increased $8.4 million, or 4.8%, and commercial business loans increased $3.7 million, or 10.7%, while residential mortgage loans held in portfolio increased $12.2 million. Mortgage loans held for sale increased $3.8 million and mortgage loans sold during the quarter totaled $18.2 million.

Allowance for loan losses increased $253,000 from $6.3 million at December 31, 2002 to $6.5 million at June 30, 2003. Net charge offs for the first half of 2003 were $496,000 or .15% of average loans on an annualized basis compared to $472,000, or .14% of average loans for the comparable period in 2002. As of June 30, 2003 allowance for loan losses as a percentage of loans receivable and non-performing loans was .97% and 163.30%, respectively.

Next Page

Total deposits were $575.3 million at June 30, 2003 an increase of $24.9 million, or 4.5% from December 31, 2002. Of this growth, $5.1 million was in non-interest bearing deposits. Total borrowings decreased $766,000 to $117.5 million at June 30, 2003 from $118.3 million at December 31, 2002.

Stockholders' equity decreased $1.7 million, or 1.8%, from $96.7 million at December 31, 2002, to $95.0 million at June 30, 2003. The decrease was due primarily to the repurchase of 274,778 shares of common stock for $5.9 million and dividend payments of $1.0 million. These decreases were partially offset by net income of $4.5 million, Employee Stock Ownership Plan (ESOP) shares earned of $348,000, and RRP shares earned of $225,000. Also, unrealized gain on securities available for sale decreased $185,000 from $464,000 at December 31, 2002 to $279,000 at June 30, 2003.

Net interest income increased $81,000 from $6.8 million for the three months ended June 30, 2002, to $6.9 million for the three months ended June 30, 2003. The average interest rate spread increased from 3.58% for the three-month period ended June 30, 2002, to 3.65% for the comparable period in 2003 as yields on interest-earning assets decreased at a slightly slower rate than the decrease in the cost of interest-bearing liabilities. Net interest income increased $278,000 from $13.4 million for the six months ended June 30, 2002, to $13.7 million for the six months ended June 30, 2003. The average interest rate spread increased from 3.52% for the six-month period ended June 30, 2002, to 3.65% for the comparable period in 2003 for the same reason mentioned above.

The provision for loan losses for the second quarter of 2003 was $375,000, the same as last year's comparable period. Non-performing loans to total loans at June 30, 2003 were .58% compared to ..78% at December 31, 2002. Non-performing assets to total assets were .68% at June 30, 2003 compared to .89% at December 31, 2002.

Non-interest income increased $600,000 or 43.0%, to $2.0 million for the three months ended June 30, 2003 compared to $1.4 million for the same period in 2002. The increase was primarily due to a gain on sale of loans of $573,000 in the second quarter of 2003 compared to $202,000 in the comparable 2002 quarter. Also, increase in cash surrender value of life insurance was up $194,000 for the 2003 second quarter when compared to the comparable 2002 quarter due to the receipt of life insurance proceeds following the death of a former director of Marion Capital Inc. (a December, 2000 merger partner). In addition, service fee income increased $60,000. Non-interest income for the six months ended June 30, 2003 increased $832,000 from $2.6 million for the six months ended June 30, 2002 to $3.4 million. This increase was due primarily to a $720,000 increase in gain on sale of loans in the 2003 period compared to the comparable period in 2002.

Non-interest expense increased $105,000 or 2.1% to $5.2 million for the three months ended June 30, 2003 compared to $5.1 million for the same period in 2002. For the six-month period non-interest expense was up $400,000 when comparing the first half of 2003 to the same period in 2002. The majority of this increase was due to a $270,000 increase in health insurance premium costs.

Next Page

Income tax expense increased $197,000 for the three months ended June 30, 2003 compared to the same period in 2002. The increase resulted from increased taxable income and an increase in the effective tax rate from 27.1% to 28.3%, due to less non- taxable income. For the six-month period ended June 30, 2003, income tax expense increased $360,000 compared to the same period in 2002. The increase was due primarily to increased taxable income. The effective tax rate increased from 26.7% to 28.5% when comparing the two six month periods ended June 30, 2002 and 2003, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with seventeen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.
Selected Financial Condition Data (Unaudited):	30-Jun 2003	31-Dec 2002
	(000)	(000)

Total Assets	$799,913	$775,798

Cash and cash equivalents	22,481	23,620

Loans held for sale	11,667	7,851

Loans receivable, net	670,736	641,113

Investment securities available for sale,
at market value	33,295	42,362

Total deposits	575,271	550,364

Total borrowings	117,521	118,287

Total stockholders' equity	94,962	96,717

Next Page

Selected Operations Data (Unaudited):	Three Months Ended 30-Jun 2003	Three Months Ended 31-Mar 2003	Three Months Ended 30-Jun 2002	Six Months Ended 30-Jun 2003	Six Months Ended 30-Jun 2002
	(000)	(000)	(000)	(000)	(000)

Total interest income	$11,737	$11,791	$12,716	$23,528	$25,471
Total interest expense	4,828	4,964	5,888	9,792	12,013

Net interest income	6,909	6,827	6,828	13,736	13,458
Provision for loan losses	375	375	375	750	963
Net interest income after provision
for loan losses	6,534	6,452	6,453	12,986	12,495

Non-interest income
Fees and service charges	748	699	688	1,447	1,295
Equity in losses of limited partnerships	(78)	(147)	(101)	(225)	(139)
Commissions	175	175	189	350	379
Net gain on loan sales	573	350	202	923	202
Increase in cash surrender value
of life insurance	502	294	308	796	608
Other income	70	34	106	105	219
Total non-interest income	1,990	1,405	1,392	3,396	2,564

Non-interest expense
Salaries and benefits	3,221	3,256	3,161	6,477	6,170
Occupancy and equipment	642	643	647	1,284	1,172
Data processing fees	151	159	200	310	393
Deposit insurance expense	22	23	23	45	48
Marketing	227	95	115	323	208
Other expenses	926	779	938	1,706	1,753
Total non-interest expense	5,189	4,955	5,084	10,145	9,744

Income before taxes	3,335	2,902	2,761	6,237	5,315
Income tax provision	945	835	748	1,780	1,418
Net income	$2,390	$2,067	$2,013	$4,457	$3,897

Next Page

Selected Financial Ratios and Other Financial Data (Unaudited):	Three Months Ended 30-Jun 2003	Three Months Ended 31-Mar 2003	Three Months Ended 30-Jun 2002	Six Months Ended 30-Jun 2003	Six Months Ended 30-Jun 2002

Share and per share data:
Average common shares outstanding
Basic	4,869,462	4,969,482	5,739,746	5,002,173	5,793,963
Diluted	5,044,636	5,123,491	5,870,259	5,166,765	5,892,581
Per share:
Basic earnings	$0.49	$0.42	$0.35	$0.89	$0.67
Diluted earnings	$0.47	$0.40	$0.34	$0.86	$0.66
Dividends	$0.10	$0.10	$0.09	$0.20	$0.18

Dividend payout ratio	21.28%	25.00%	26.47%	23.26%	27.27%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	1.21%	1.07%	1.04%	1.14%	1.01%
Return on average equity (ratio of net
income to average equity)(1)	10.15%	8.68%	7.71%	9.41%	7.37%
Interest rate spread information:
Average during the period(1)	3.65%	3.67%	3.58%	3.65%	3.52%

Net interest margin(1)(2)	3.81%	3.85%	3.85%	3.83%	3.81%

Efficiency Ratio	58.31%	60.19%	61.85%	59.22%	60.82%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	106.38%	106.79%	108.22%	106.58%	108.46%

Allowance for loan losses:
Balance beginning of period	$6,441	$6,286	$5,844	$6,286	$5,449
Charge offs:
One- to four- family	38	55	20	93	60
Multi-family	0	0	0	0	0
Commercial real estate	114	0	300	114	300
Construction or development	0	0	0	0	0
Consumer loans	210	171	162	381	330
Commercial business loans	0	19	158	19	168
Sub-total	362	245	640	607	858

Recoveries:
One- to four- family	24	3	0	27	8
Multi-family	0	0	0	0	0
Commercial real estate	0	0	348	0	348
Construction or development	0	0	0	0	0
Consumer loans	58	22	13	80	30
Commercial business loans	3	0	0	3	0
Sub-total	85	25	361	110	386

Net charge offs	277	220	279	497	472
Additions charged to operations	375	375	375	750	963
Balance end of period	$6,539	$6,441	$5,940	$6,539	$5,940

Net loan charge-offs to average loans (1)	0.16%	0.13%	0.17%	0.15%	0.14%

Next Page

	June 30, 2003	December 31, 2002	June 30, 2002

Total shares outstanding	5,267,974	5,523,052	6,040,141
Tangible book value per share	$17.85	$16.95	$16.74

Nonperforming assets (000's)
Loans: Non-accrual	$3,915	$5,032	$5,549
Past due 90 days or more	90	64	175
Restructured	0	0	0
Total nonperforming loans	4,005	5,096	5,724
Real estate owned	928	1,473	620
Other repossessed assets	494	335	426
Total nonperforming assets	$5,427	$6,904	$6,770

Asset Quality Ratios:
Non-performing assets to total assets	0.68%	0.89%	0.87%
Non-performing loans to total loans	0.58%	0.78%	0.88%
Allowance for loan losses to non-performing loans	163.27%	126.39%	103.77%
Allowance for loan losses to loans receivable	0.97%	0.97%	0.91%

(1)	Ratios for the three and six month periods have been annualized.

(2)	Net interest income divided by average interest earning assets.

End.